Exhibit 3.1
EMS TECHNOLOGIES, INC.
Certain Sections of
Article Seven of the Bylaws as Amended
August 3, 2007
7.2 Share Certificates.
     (a) Except as otherwise provided by the Board of Directors pursuant to paragraph (b) of this Section 7.2, the interest of each shareholder in the Corporation shall be evidenced by a certificate or certificates representing shares of the Corporation which shall be in such form as the Board of Directors may from time to time adopt in accordance with the Code. Share certificates shall be consecutively numbered, in registered form, and indicate the date of issue and state such other information as may be required by the Code. Each certificate shall be signed by the Chief Executive Officer, the President or a Vice President and the Secretary or an Assistant Secretary and shall be sealed with the seal of the Corporation or a facsimile thereof; provided, however, that where such certificate is signed by a transfer agent, or registered by a registrar, the signatures of such officers may be facsimiles. In case any officer or officers who shall have signed (or whose facsimile signature has been placed upon) a share certificate has ceased for any reason to be such officer or officers before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if the person or persons who signed such certificate or whose facsimile signatures has been used thereon had not ceased to be such officer or officers.
     (b) If authorized by resolution of the Board of Directors, the Corporation may issue some or all of the shares of any or all of its classes or series without certificates. Such authorization, and the issuance of such shares, shall not affect shares already represented by certificates until they are surrendered to the Corporation. Within a reasonable time after the issuance or transfer of any shares not represented by certificates, the Corporation shall send to the holder of such shares a written statement setting forth, with respect to such shares, (i) the name of the Corporation as issuer and that the Corporation is incorporated under the laws of the State of Georgia, (ii)

the name of the person to whom such shares are issued, (iii) the number of shares and class of shares and series, if any, and (iv) the terms of any restrictions on the transfer or registration of transfer which, were such shares represented by a stock certificate, would be required to be noted on such certificate by the Code.
7.3 Rights of Corporation with Respect to Registered Owner: Until transferred on the books of the Corporation in accordance with the requirements of these Bylaws, the Corporation may treat the registered owner of the shares as the person exclusively entitled to vote such shares, to receive any dividend or other distribution with respect to such shares, and for all other purposes, and the Corporation shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it has express or other notice thereof, except as otherwise provided by law.
7.4 Transfers of Shares. Transfers of shares shall be made upon the books of the Corporation kept at the office of the transfer agent designated to transfer the shares, only upon direction of the registered owner of such shares or by an attorney lawfully constituted in writing. In the case of shares represented by a certificate, such shares shall not be transferred until such certificate shall be surrendered for cancellation or, in the case of a certificate alleged to have been lost, stolen or destroyed, the provisions of Section 7.6 of these Bylaws shall have been complied with.
7.5 Duty of Corporation to Register Transfer. Notwithstanding any of the provisions of Section 7.4 of these Bylaws, the Corporation is under a duty to register the transfer of its shares only if:
(a) the transfer is authorized by the appropriate person or persons;
(b) reasonable assurance is given that all authorizing signatures are genuine and effective;
(c) the Corporation has no duty to inquire into adverse claims or has discharged any such duty;
(d) any applicable law relating to the collection of taxes has been complied with; and

(e) the transfer is in compliance with applicable provisions of any transfer restrictions of which the Corporation shall have notice.
7.6 Lost, Stolen or Destroyed Certificates. Any person claiming a share certificate to be lost, stolen or destroyed shall make an affidavit or affirmation of the fact in such manner as the Board of Directors may require and shall, if the Board of Directors so requires, give the Corporation a bond of indemnity in form and amount, and with one or more sureties satisfactory to the Board of Directors, as the Board of Directors may require, whereupon an appropriate new certificate may be issued in lieu of the one alleged to have been lost, stolen or destroyed, or such shares shall be registered in uncertificated form.